EXHIBIT 10.1
                                         ------------

                       ASSET PURCHASE AGREEMENT

                              BY AND AMONG

    UNITED COMPANIES FINANCIAL CORPORATION, as Debtor and Debtor-in-Possession, UNITED COMPANIES LENDING CORPORATION(R), as Debtor and Debtor-
   in-Possession, and UNITED COMPANIES LENDING GROUP, INC., as Debtor and
      Debtor-in-Possession, each of the foregoing individually as "Seller" and all of the foregoing collectively as "Sellers",

    PELICAN MORTGAGE COMPANY, INC., as Debtor and Debtor-in-Possession,
ADOBE, INC., as Debtor and Debtor-in-Possession, ADOBE FINANCIAL, INC. I, as Debtor and Debtor-in-Possession, GINGER MAE(R), INC., as Debtor and Debtor-in-
   Possession, UNICOR MORTGAGE(R), INC., as Debtor and Debtor-in-Possession, SOUTHERN MORTGAGE ACQUISITION, INC., as Debtor and Debtor-in-Possession,
     UNITED COMPANIES FUNDING, INC., as Debtor and Debtor-in-Possession, and GOPHER EQUITY, INC. I, as Debtor and Debtor-in-Possession, each of which is referred to individually as a "Related Party" and all of which are referred to collectively as "Related Parties", and each in the limited capacity stated herein,

                       UNITED REALTY XII L.L.C.,
               in the limited capacity stated herein,

                    UNITED COMPANIES REALTY L.L.C.,
               in the limited capacity stated herein,

                      AEGIS MORTGAGE CORPORATION
                             as Purchaser,

                                 AND

                       CERBERUS PARTNERS, L.P.,
               in the limited capacity stated herein


                            DATED AS OF

                          April 26, 1999

                         TABLE OF CONTENTS
                         -----------------
Section                                                                Page
-------                                                                ----
ARTICLE I  DEFINITIONS                                                   2
     1.1    Definitions  . . . . . . . . . . . . . .  . . . . . . . . .  2

ARTICLE II  PURCHASE AND SALE                                           10
     2.1    Assets to be Sold  . .  . . . . . . . . . . . . . . . . . . 10
     2.2    Purchase Price; Deposit . . . . . . . . . . . . . . . . . . 10
     2.3    Assumption of Liabilities . . . . . . . . . . . . . . . . . 11
     2.4    Prorations. . . . . . . . . . . . . . . . . . . . . . . . . 11
     2.5    Closing . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     2.6    Bankruptcy Court Approvals. . . . . . . . . . . . . . . . . 12

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLER                   14
     3.1    Due Incorporation and Good Standing; Qualifications . . . . 14
     3.2    Authority and Capacity. . . . . . . . . . . . . . . . . . . 14
     3.3    Effective Agreement . . . . . . . . . . . . . . . . . . . . 14
     3.4    Consents and Approvals of Governmental Authorities. . .. . .15
     3.5    Contracts . . . . . . . . . . . . . . . . . . . . . . .. . .15
     3.6    Assets. . . . . . . . . . . . . . . . . . . . . . . . .. . .15
     3.7    Compliance with Regulations . . . . . . . . . . . . . .. . .16
     3.8    Pipeline and Purchased Mortgage Loans . . . . . . . . .. . .16
     3.9    United Credit Card. . . . . . . . . . . . . . . . . . .. . .16
     3.10   AS IS  . . . . . .. . . . . . . . . . . . . . . . . . .. . .16
     3.11   Survival . . . . .. . . . . . . . . . . . . . . . . . .. . .17

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER                 17
     4.1    Due Organization and Good Standing. . . . . . . . . . .. . .17
     4.2    Authority and Capacity. . . . . . . . . . . . . . . . .. . .17
     4.3    Effective Agreement . . . . . . . . . . . . . . . . . .. . .18
     4.4    Consents and Approvals of Governmental Authorities. . .. . .18

ARTICLE V   CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
            PURCHASER                                                   18
     5.1    Representations and Warranties True . . . . . . . . . .. . .19
     5.2    Performance of Covenants. . . . . . . . . . . . . . . .. . .19
     5.3    Court Approval. . . . . . . . . . . . . . . . . . . . .. . .19
     5.4    Instruments of Transfer . . . . . . . . . . . . . . . .. . .19
     5.5    Execution by Sellers. . . . . . . . . . . . . . . . . .. . .19
     5.6    Employees . . . . . . . . . . . . . . . . . . . . . . .. . .19
     5.7    No Injunctions or Restraints. . . . . . . . . . . . . .. . .20
     5.8    Assumed Leases, etc . . . . . . . . . . . . . . . . . .. . .20
     5.9    Consents and Approvals. . . . . . . . . . . . . . . . .. . .20
     5.10   Corporate Proceedings.. . . . . . . . . . . . . . . . .. . .20

ARTICLE VI  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
            SELLERS                                                     20
     6.1    Representations and Warranties True . . . . . . . . . .. . .20
     6.2    Performance of Covenants. . . . . . . . . . . . . . . .. . .20
     6.3    Corporate Proceedings . . . . . . . . . . . . . . . . .. . .21
     6.4    No Injunctions or Restraints. . . . . . . . . . . . . .. . .21
     6.5    Consents and Approvals. . . . . . . . . . . . . . . . .. . .21
     6.6    Instruments of Assumption . . . . . . . . . . . . . . .. . .21
     6.7    Court Order . . . . . . . . . . . . . . . . . . . . . .. . .21

ARTICLE VII  CERTAIN GENERAL COVENANTS                                  21
     7.1    Conduct of Business . . . . . . . . . . . . . . . . .. . . .21
     7.2    Obtaining Consents and Approvals. . . . . . . . . . .. . . .22
     7.3    Good Faith Efforts. . . . . . . . . . . . . . . . . .. . . .23
     7.4    Access and Information. . . . . . . . . . . . . . . .. . . .23
     7.5    Exclusivity . . . . . . . . . . . . . . . . . . . . .. . . .23
     7.6    Preservation of Business. . . . . . . . . . . . . . .. . . .24
     7.7    Licensing . . . . . . . . . . . . . . . . . . . . . .. . . .24
     7.8    Expenses; Liabilities; Breakup Fee. . . . . . . . . .. . . .25
     7.9    Post-Closing Information. . . . . . . . . . . . . . .. . . .25
     7.10   Notification of Loan Applicants.. . . . . . . . . . .. . . .26

     7.11   Further Assurances  . . . . . . . . . . . . . . . . .. . . .26
     7.12   Interim Period Operations and Purchase of Loans . . .. . . .26
     7.13   Post-Closing Data Processing Services . . . . . . . .. . . .28
     7.14   Space . . . . . . . . . . . . . . . . . . . . . . . .. . . .28
     7.15   Other Transitional Services . . . . . . . . . . . . .. . . .29
     7.16   Shared Employees  . . . . . . . . . . . . . . . . . .. . . .29
     7.17   Interests of Related Parties  . . . . . . . . . . . .. . . .29
     7.18   Solicitations; Files and Records  . . . . . . . . . .. . . .30
     7.19   Condition of Premises and Equipment . . . . . . . . .. . . .30

ARTICLE VIII  CERTAIN OTHER COVENANTS                                   30
     8.1    Employees . . . . . . . . . . . . . . . . . . . . . .. . . .30

ARTICLE IX  TERMINATION                                                 32
     9.1    Termination . . . . . . . . . . . . . . . . . . . . .. . . .32
     9.2    Effect of Termination . . . . . . . . . . . . . . . .. . . .33
     9.3    Release of Deposit; Liquidated Damages. . . . . . . .. . . .33
     9.4    Automatic Termination . . . . . . . . . . . . . . . .. . . .34

ARTICLE X  TERMINATION                                                  34
     10.1   Survival. . . . . . . . . . . . . . . . . . . . . . .. . . .34
     10.2   Amendment . . . . . . . . . . . . . . . . . . . . . .. . . .34
     10.3   Counterparts. . . . . . . . . . . . . . . . . . . . .. . . .34
     10.4   Entire Agreement. . . . . . . . . . . . . . . . . . .. . . .34
     10.5   Rights Cumulative; Waivers. . . . . . . . . . . . . .. . . .34
     10.6   Section Headings. . . . . . . . . . . . . . . . . . .. . . .34
     10.7   Notices . . . . . . . . . . . . . . . . . . . . . . .. . . .35
     10.8   Governing Law . . . . . . . . . . . . . . . . . . . .. . . .36
     10.9   Severability. . . . . . . . . . . . . . . . . . . . .. . . .36
     10.10  Successors and Assigns  . . . . . . . . . . . . . . .. . . .36
     10.11  Exclusive Jurisdiction  . . . . . . . . . . . . . . .. . . .36

EXHIBITS

Exhibit A         Pipeline File Documents

Exhibit B         Lease Form

SCHEDULES

Schedule 1.1      Branch Offices

Schedule 1.2      Approved Budget

Schedule 1.3      Assumed Contracts

Schedule 1.4      Assumed Furniture and Equipment Leases

Schedule 1.5      Assumed Leases

Schedule 1.8      Software and Programs

Schedule 3. Exceptions to Representations and Warranties Regarding the Pipeline and Purchased Mortgage Loans

Schedule 5.6      Employees To Be Hired

Schedule 7.1      April Advertising Expenditures

                       ASSET PURCHASE AGREEMENT
                       ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the
26th day of April, 1999, by and among (i) UNITED COMPANIES FINANCIAL CORPORATION, as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Louisiana ("UCFC"), UNITED COMPANIES LENDING CORPORATION , as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Louisiana ("UCLC"), and UNITED COMPANIES LENDING GROUP, INC., as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Louisiana ("UCLG", and each of UCFC, UCLC and UCLG is referred to individually as "Seller" and all of which are referred to collectively as "Sellers");
(ii) PELICAN MORTGAGE COMPANY, INC., as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Delaware ("PMC"), ADOBE, INC., as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Nevada ("AI"), ADOBE FINANCIAL, INC. I, as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Nevada ("AFII"), GINGER MAE(R), INC., as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Louisiana ("GMI"), UNICOR MORTGAGE(R), INC., as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Louisiana ("UMI"), SOUTHERN MORTGAGE ACQUISITION, INC., as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Louisiana ("SMAI"), UNITED COMPANIES FUNDING, INC., as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Minnesota ("UCFI"), and GOPHER EQUITY, INC. I, as Debtor and Debtor-in-Possession, a corporation organized and existing under the laws of the State of Nevada ("GEII"), and each of PMC, AI, AFII, GMI, UMI, SMAI, UCFI and GEII are referred to herein individually as a "Related Party" and all of which are referred to collectively as "Related Parties"), each in the limited capacity stated herein; (iii) UNITED REALTY XII L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana ("UR") and UNITED COMPANIES REALTY L.L.C., a limited liability company organized and existing under the laws of the State of Louisiana ("UCR"), each in the limited capacity stated herein; (iv) AEGIS MORTGAGE CORPORATION, a corporation organized and existing under the laws of the State of Oklahoma ("Purchaser");
and (v) CERBERUS PARTNERS, L.P., a limited partnership existing under the laws of the State of Delaware ("Cerberus"), in the limited capacity stated herein.

                        W I T N E S S E T H:

     WHEREAS, Sellers engage in the business of originating, making and acquiring first and second lien residential mortgage loans, with their centralized production support unit located at Sellers' principal place of business in Baton Rouge, Louisiana, and with branch offices located in various jurisdictions (the "Business"); and

     WHEREAS, each Seller and each Related Party has filed a voluntary bankruptcy petition with the United States Bankruptcy
Court for the District of Delaware (the "Bankruptcy Court") seeking reorganization relief under chapter 11 of the United States Code, 11 U.S.C Section 101 et seq. (the "Bankruptcy Code");

     WHEREAS, subject to the terms and conditions of this Agreement, each Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Sellers, certain of the assets of Sellers that are used in connection with the Business, all in consideration of the Purchase Price (as defined herein), Purchaser's assumption of certain liabilities and obligations of Sellers and the other agreements of Purchaser and Sellers, all as described below.

     NOW, THEREFORE, in consideration of the mutual covenants made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:


                         ARTICLE I
                        DEFINITIONS

         1.1 Definitions. The following terms when used herein shall have the following meanings:

         "Affiliate" with respect to any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with such Person.

         "Agreement" shall mean this Agreement and all Exhibits and Schedules hereto, as the same may from time to time be amended or supplemented by one or more instruments executed by all Parties hereto.

         "Applicable Requirements" means and includes, as of the time of reference, with respect to the Pipeline Mortgage Loans and the Purchased Mortgage Loans, all of the following: (i) all material contractual obligations of any Seller with respect to the Pipeline Mortgage Loans and the Purchased Mortgage Loans, including, without limitation, those contractual obligations contained herein, for which any Seller is responsible or at any time was responsible; (ii) all applicable federal, state and local legal and regulatory requirements

(including statutes, rules, regulations and ordinances) binding upon any Seller; (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental or quasi-governmental body or office having jurisdiction; and
(iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions.

         "Application Fees" shall mean all applicable application, underwriting, lock-in, processing, appraisal, credit report, home inspection, commitment, tax service and other third party and similar fees collected in connection with the Pipeline Mortgage Loans including, without limitation, plan review fees for Section 203(k) Loans.

         "Approved Budget" shall mean the budget attached as Schedule
1.2 hereto.

         "Assets" shall mean, except as limited below, the assets of any Seller, whether tangible or intangible, real, personal or mixed, (i) located in one or more of the Branch Offices, and (ii) in the Production Support Unit that are used in connection with the Business, and (iii) as described in detail in the schedules attached hereto and as described below:

              (i) the Pipeline Mortgage Loans, together with all interests, rights (including rights to prepaid Application
         Fees), documentation and contracts relating thereto;

             (ii) all rights of any Seller under the Assumed Leases, the Assumed Furniture and Equipment Leases, including all telephone numbers used by the Branch Offices as of the date hereof, and all rights in security deposits, lease buildout credits and other sums owing to lessee in connection with such leases, and the Assumed Contracts;

            (iii)    the Furniture and Equipment;

            (iv)     the Purchased Leasehold Improvements;

            (v)      all rights of any Seller under the Assumed Contracts;

            (vi)     all Supplies;

            (vii)    all Files and Records (excluding Personnel
         Records); provided, however, that Purchaser and Sellers shall have reasonable continuing access to all Files and Records for regulatory, tax and other reasonable purposes;

            (viii)   the non-exclusive right to use the Intangible
         Property Rights;

            (ix)     the Tradename; and

            (x)      the Computer Software.

         "Assumed Contracts" shall mean those Contracts listed on
Schedule 1.3 attached hereto, as well as such other Contracts as are entered into in the ordinary course of the Business, which satisfy the criteria in Section 3.5 hereof and which Purchaser agrees to add to Schedule 1.3 by an update thereto on or prior to the Closing Date, and, subject to Section 7.2 hereof, as to which any required third party consent is obtained and the assignment and assumption of which is approved by the Bankruptcy Court in the Bankruptcy Court Order (or in another order entered by the Bankruptcy Court); provided, however, that notwithstanding anything to the contrary herein contained, the term Assumed Contracts for purposes of Sections 2.6(c), 5.8 and 7.1(c) shall mean all of the Contracts listed on Schedule 1.3, which satisfy the criteria set forth in Section 3.5 hereof.

         "Assumed Furniture and Equipment Leases" shall mean those lease agreements with respect to furniture and equipment leased by any Seller as of the Closing Date and that are used in connection with the Business, as listed on Schedule 1.4 attached hereto, which satisfy the criteria set forth in Section 3.5 hereof, and, subject to Section 7.2 hereof, as to which any required lessor consent is obtained and the assignment and assumption of which is approved by the Bankruptcy Court in the Bankruptcy Court Order (or in another order entered by the Bankruptcy Court); provided, however, that notwithstanding anything to the contrary herein contained, the term Assumed Furniture and Equipment Leases for purposes of Sections 2.6(c), 5.8 and 7.1(c) shall mean all of the leases listed on
Schedule 1.4, which satisfy the criteria set forth in Section 3.5 hereof.

         "Assumed Leases" shall mean those certain real property leases, including, without limitation, all rights to the associated security deposit, leased by any Seller as of the Closing Date and that are used in connection with the Business, as listed on
Schedule 1.5, which satisfy the criteria set forth in Section 3.5 hereof and, subject to Section 7.2 hereof, as to which any required third party consent is obtained and the assignment and assumption of which is approved by the Bankruptcy Court in the Bankruptcy Court Order (or in another order entered by the Bankruptcy Court); provided, however, that notwithstanding anything to the contrary herein contained, the term Assumed Leases for purposes of Sections 2.6(c), 5.8 and 7.1(c) shall mean all of the leases listed on
Schedule 1.5, which satisfy the criteria set forth in Section 3.5 hereof.

         "Assumed Liabilities" shall mean solely (i) all obligations of Sellers accruing on or after the Closing Date (A) under the Pipeline Mortgage Loans, (B) under the Assumed Leases, (C) under the Assumed Furniture and Equipment Leases and (D) under the Assumed Contracts; (ii) obligations of Sellers to pay ordinary commissions on a loan level basis due on or after the Closing Date to salespersons with respect to those Pipeline Mortgage Loans that

Purchaser approves and closes in accordance with Purchaser's established underwriting criteria and standard business practices;
(iii) obligations of Sellers (if any) under the Purchased Mortgage Loans and (iv) all obligations under rate lock agreements and loan commitments issued by any Seller prior to the Closing Date with respect to the Pipeline Mortgage Loans, provided that such rate lock agreements and commitments are consistent with Sellers' established underwriting criteria and business practices in effect as of the date hereof.

         "Bankruptcy Code" shall have the meaning given in the recitals hereto.

         "Bankruptcy Court" shall have the meaning given in the recitals hereto.

         "Bankruptcy Court Order" shall have the meaning given in
Section 2.6.

         "Bidding Procedures Order" shall have the meaning given in
Section 2.6.

         "Branch Offices" shall mean the offices listed in Schedule 1.1 attached hereto.

         "Breakup Fee" shall mean an amount equal to the sum of $600,000 plus all reasonable expenses incurred (not to exceed $200,000) by Purchaser in connection with the preparation, negotiation, execution and Bankruptcy Court approvals of the Operative Documents and the transactions contemplated thereby (including, without limitation, reasonable attorneys fees and costs).

         "Business" shall have the meaning given in the recitals hereto.

         "Business Day" shall mean any day that is not a Saturday, Sunday or day on which banks in New York, New York are authorized to close.

         "Closing" shall have the meaning given in Section 2.5 hereof.

         "Closing Date" shall have the meaning given in Section 2.5 hereof.

         "Computer Software" shall mean the computer software and programs set forth in Schedule 1.8 attached hereto

         "Contracts" shall mean all contracts, agreements, instruments, commitments and other binding arrangements, whether oral or written, to which any Seller is a party or by which any Seller is bound or subject, and that relate to and are used primarily in connection with the Business, including, without limitation, leases, rental agreements, options, binding purchase orders and sales orders and licenses (other than Permits), but excluding (i) those with respect to which any Seller already has completed performance thereunder except for the retention of an actual or contingent liability for breaches thereunder, (ii) Employee Benefit Plans and arrangements with individual employees, (iii) indentures and other evidences of indebtedness for borrowed money, and (iv) guaranties.

         "Deposit" shall have the meaning given in Section 2.2(d) hereto.

         "Employee Benefit Plan" shall mean any and all of the following, to the extent applicable to the Branch Office, the Business and/or the Assets: any pension, retirement, post-retirement, profit-sharing, deferred compensation, bonus or incentive plan, practice or arrangement, whether formal or informal, any other employee benefit program, arrangement, agreement understanding, any medical, vision, dental or other health plan and any life insurance plan and including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA, maintained by any Seller or to which any Seller or any employee of any Seller contributes or is a party or is bound or under which it may have liability or under which employees of any Seller are eligible to participate or derive a benefit.

         "ERISA" shall mean Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" shall mean the escrow agent retained pursuant to the Escrow Agreement.

         "Escrow Agreement" shall mean the Escrow Agreement dated April 19, 1999, among the Escrow Agent, Purchaser, Cerberus and UCFC (on behalf of Sellers).

         "Files and Records" shall mean (a) to the extent Purchaser, as the acquirer of any Branch Office, is required by law to retain such files and records or such files and records relate to the on-going (rather than just the past) operation of the Business, the following: (i) a list of all persons who applied to any Seller for mortgage loans within the one-year period preceding the Closing
Date who have been rejected and (ii) each Seller's files, records, original documents, papers and customer lists (including those relating to realtors, builders and contractors and borrowers under the Pipeline Mortgage Loans); (b) to the extent used primarily in connection with the Assets and/or the Business, each Seller's data bases and data manuals; (c) all files and records (including, without limitation warranties) relating to the Assumed Contracts, Assumed Leases, Furniture and Equipment, and Assumed Furniture and Equipment Leases; and (d) a list of each Seller's potential customers as they relate to the Business and/or the Assets;
provided, however, that (x) the term "Files and Records" shall not include (i) files related to loans closed by any Seller prior to the Closing Date (other than those relating to the Purchased
Mortgage Loans, which shall belong to Purchaser) and (ii) except as provided for in (a)(i) above, files related to loan applications rejected by any Seller prior to the Closing Date; and (y) lists of past customers shall not be used by Purchaser for conducting directed solicitations.

         "Furniture and Equipment" shall mean (i) all furniture and equipment owned by any Seller that is located in the Branch Offices; (ii) furniture and equipment used in connection with the Business located in the Production Support Unit, including, without limitation, desks, chairs, tables, employee workstation computer equipment, copiers, telecopy machines, cubicles and miscellaneous office furnishings and supplies, sufficient to provide those employees who currently work at the Production Support Unit and who are hired by Purchaser in connection with the transaction contemplated hereby with office furnishings and equipment in the same quantity and of the same quality as those they currently utilize; and (iii) computer hardware, including, without limitation, servers, used to provide management information services, in such quantity and quality as are sufficient to allow Purchaser to provide itself with management information services sufficient to operate the Assets of the Business after the Closing (or, if applicable, after the MIS Transition Date) in a manner substantially as presently operated by Sellers.

         "Insurer" shall mean providers of hazard, title or other insurance with respect to any of the mortgage loans or the secured real property associated therewith.

         "Intangible Property Rights" shall mean all copyrights, patents, proprietary processes, designs, inventions, trade secrets, know-how, procedures, systems, models, ratios, instructions owned by any Seller and used primarily in connection with the Business.

         "Interim Actual Production" shall mean an amount equal to the actual original principal balance of Sellers' loan production during the Interim Period.

         "Interim Anticipated Production" shall mean $40,000,000.

         "Interim Budgeted Expenses" shall mean an amount equal to (but not in excess of, unless such excess is approved in writing by Purchaser) the expenses set forth on the Approved Budget for the Interim Period.

         "Interim Period" shall mean the period beginning on (and including) May 1, 1999 through (and including) May 31, 1999.

         "Interim Period Expense" shall mean an amount equal to (i) the Interim Budgeted Expenses, less (ii) an amount equal to five percent (5%) of the positive remainder, if any, of the Interim
Anticipated Production minus the Interim Actual Production.

         "Liabilities" shall mean claims, liabilities and obligations of every nature or kind, whether accrued, absolute, contingent or otherwise and whether asserted or unasserted, known or unknown and whether due or to become due.

         "Lien" shall mean any lien, claim, mortgage, security interest, pledge, charge, easement, servitude or other encumbrance of any kind, including any of the foregoing arising under any conditional sales or other title retention agreement.

         "Material Adverse Effect" shall mean (i) a material adverse effect on the Business or the Assets, taken as a whole, in an amount in excess of $500,000, or (ii) a material adverse effect on Sellers' ability to perform their obligations hereunder. It is understood that, in calculating whether the $500,000 threshold set forth in the preceding sentence has been exceeded, the amount of damages resulting from all material adverse effects on, or relating to, the Business or the Assets shall be aggregated in determining whether there has been a "Material Adverse Effect."

         "MIS Transition Date" shall have the meaning given in Section
7.13 hereof.

         "Operative Documents" shall mean this Agreement and each other agreement, certificate, exhibit and schedule executed and delivered, or required to be contemporaneously or hereafter executed and delivered, in connection herewith.

         "Parties" shall mean Sellers, Purchaser, Cerberus, Related Parties, UR and UCR.

         "Permits" shall mean licenses, permits, registrations, qualifications, authorizations and approvals issued or granted by
(i) any governmental authority or any agency or instrumentality thereof, or (ii) any self-regulatory organization, in connection with the brokering, originating or making of residential mortgage loans.

         "Permitted Liens" shall mean (i) Liens for taxes, assessments or other governmental charges that are not yet due or delinquent;
(ii) statutory Liens or landlords', carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other like
Liens arising in the ordinary course of business with respect to amounts not yet overdue; (iii) as to any real property lease, zoning, entitlement and other land use restrictions imposed by any government body; and (iv) as to any real property lease, any Lien affecting solely the interest of the landlord thereunder and not the interest of the tenant thereunder, provided, however, that there is no interference with tenant's occupancy of the leased premises in the event of any enforcement of such lien.

         "Person" shall mean an individual, corporation, partnership, joint venture, trust or unincorporated organization or a federal, state, city, municipal or foreign government or an agency or political subdivision thereof.

         "Personnel Records" shall mean all records relating to any and all of Sellers' Branch Office employees with respect to employment applications, attendance, date of hire, job description, compensation, training, vital statistics, accrued vacation, sick leave and personal leave, performance evaluations, references, health and medical records related to the employment history and job performance of each such employee.

         "Pipeline Loan File" shall mean the file containing the loan origination documentation with respect to a Pipeline Mortgage Loan, including, without limitation, each of the documents listed in Exhibit A hereto.

         "Pipeline Mortgage Loans" shall mean all written applications from prospective borrowers, brokers or correspondents for first lien, residential mortgage loans which have been accepted for processing or underwriting by any Seller as of the Closing Date which have been handled and underwritten following the same programs and procedures as currently in effect, and which have not yet been closed and funded.

         "Production Support Unit" shall mean Sellers' centralized loan production support unit (including such functions as data processing, accounting and cash management) located in Sellers' headquarters at 4041 Essen Lane, Baton Rouge, Louisiana.

         "Purchase Price" shall have the meaning given in Section
2.2(a).

         "Purchased Leasehold Improvements" shall mean all leasehold improvements owned by any Seller and located in any of the Branch
Offices as of the date hereof or at any time after the date hereof.

         "Purchased Mortgage Loans" shall mean those loans originated by Sellers and, pursuant to the provisions of Section 7.12(f), sold to Purchaser on or prior to the Closing Date.

         "Purchaser" shall mean Aegis Mortgage Corporation, its successors and assigns.

         "Related Party" shall mean any of, and "Related Parties" shall mean all of, PMC, AI, AFII, GMI, UMI, SMAI, UCFI and GEII, as debtors and debtors-in-possession.

         "Section 203(k) Loans" shall mean mortgage loans insured under
Section 203(k) of the National Housing Act, as amended, 12 U.S.C.A.
Section 1709(k) (1989 & Supp. 1999).

         "Seller" shall mean each of, and "Sellers" shall mean all of, UCFC, UCLC and UCLG, as debtors and debtors-in-possession.

         "Shared Employees" shall have the meaning given in Section
7.16 hereof.

         "Supplies" shall mean all consumable supplies owned by any Seller and used primarily in connection with the Business.

         "Tradename" shall mean the name "UC Lending(R)".

         "Transferred Employee" shall have the meaning given in Section 8.1(a).

         "UCR" shall mean United Companies Realty L.L.C.

         "UR" shall mean United Realty XII L.L.C.


                             ARTICLE II
                        PURCHASE AND SALE

         2.1 Assets to be Sold. Subject to the terms and conditions of this Agreement, each Seller agrees to sell, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and assume from each Seller, all of such Seller's right, title and interest in and to the Assets.

         2.2     Purchase Price; Deposit.

                 (a) The purchase price ("Purchase Price") for the sale of the Assets made hereunder shall be the sum of: (i) Three
Million Dollars ($3,000,000); plus (ii) the Interim Period Expense.

                 (b) The Purchase Price (less the Deposit plus earnings thereon) shall be payable in immediately available funds at the time of the Closing.

                 (c) At the time of the Closing, Sellers shall transfer, assign and convey to Purchaser the Assets.

                 (d) Purchaser has deposited with the Escrow Agent Five Million Dollars ($5,000,000.00) as a deposit (the "Deposit").
Subject to the satisfaction (or waiver) of the conditions set forth in Article 5, at the time of the Closing, Purchaser and Sellers shall take whatever action may be required under the Escrow
Agreement to direct the Escrow Agent to release to Sellers the Deposit plus all earnings thereon. The Deposit plus all earnings thereon shall be applied at the time of Closing against the Purchase Price.

                  (e)  In the event of a default in the payment of
(i) the Purchase Price or (ii) the liquidated damages to be paid pursuant to Section 9.3 hereof, Cerberus absolutely, irrevocably and unconditionally agrees to pay in full the Purchase Price, or the amount due to be paid pursuant to Section 9.3 hereof, as the case may be. In addition, Cerberus agrees that it will subordinate its claims as a holder of $21,700,000 of subordinated debt of Purchaser

(which will have been funded prior to the Closing) to up to $9,500,000 of claims, if any, of third parties under the Assumed Leases, Assumed Contracts, and Assumed Furniture and Equipment Leases, as each exists as of the Closing Date, in order to provide adequate assurances of future performance of Purchaser to such third parties in connection with Sellers' motion seeking Bankruptcy Court approval of the assumption by Sellers and the assignment to Purchaser of such contracts.

         2.3 Assumption of Liabilities. On the Closing Date, Purchaser shall assume the Assumed Liabilities. Other than the Assumed Liabilities, neither Purchaser, Cerberus nor any of its or their Affiliates will assume or otherwise be responsible for in any way whatsoever any other duties, obligations and liabilities of, or claims against, any Seller (or its employees, agents, officers, directors, trustees, representatives, past or present shareholders, Affiliates, or any predecessor entities), including, without limitation, any obligations to cure existing defaults or any liabilities in tort or contract and, in any event, except as is expressly set forth in Section 2.2(e), neither Cerberus nor any of its Affiliates is assuming, nor will any of them otherwise be responsible for in any way whatsoever, any other duties, obligations and liabilities of, or claims against, any Seller or Purchaser (or any of their respective employees, agents, officers, directors, trustees, representatives, past or present shareholders, Affiliates, or any predecessor entities), including, without limitation, any obligations to cure existing defaults.

         2.4 Prorations. All payments under or pursuant to the Assumed Leases, the Assumed Furniture and Equipment Leases and the
Assumed Contracts relating to periods prior to the Closing Date, real and personal property taxes related to the Assets relating to periods prior to the Closing Date, whether or not payable after the Closing Date, shall be prorated between Purchaser and Sellers, as the case may be, on the basis of a 365-day year (except with regard to taxes, which shall be prorated on the basis of the applicable tax year) and the number of days elapsed as of the Closing Date.
With respect to any products sold (or services rendered) pursuant to the Assumed Contracts and Assumed Furniture and Equipment
Leases, Sellers and Purchaser shall use reasonable, commercial efforts to arrange for vendors to bill Sellers directly through the Closing Date and Purchaser directly after the Closing Date.
Notwithstanding anything to the contrary contained in this Agreement or any other Operative Document, amounts due for Supplies received by or services rendered by third party vendors to any Seller prior to the Closing Date shall be for the account of and paid by Sellers. Sellers shall, on or prior to the Closing Date, cure any and all defaults under the Assumed Contracts, the Assumed Leases and the Assumed Furniture and Equipment Leases, which are required to be cured under the Bankruptcy Code, so that all of the Assumed Contracts, the Assumed Leases and the Assumed Furniture and Equipment Leases may be assumed by Sellers and assigned to Purchaser in accordance with Section 365 of the Bankruptcy
Code, and so that Purchaser will have no obligations for defaults existing prior to the assignment. In the event the Closing occurs after June 1, 1999, Purchaser shall reimburse Sellers for out-of-pocket expenses incurred by Sellers after May 31, 1999, to the extent that such expenses are incurred in a manner that is consistent with the Approved Budget.

         2.5 Closing. Subject to the satisfaction of the closing conditions set forth in Articles V and VI hereof, the purchase and sale provided for in this Agreement (herein called the "Closing") shall take place on a Business Day on or after June 1, 1999, but no later than June 4, 1999, at Sellers' offices, or at such other place as shall be fixed by agreement among the Parties hereto. The effective date of the Closing shall be May 31, 1999, and is herein referred to as the "Closing Date".

         2.6 Bankruptcy Court Approvals. The obligations of Sellers and Purchaser under this Agreement shall be subject to the entry by the Bankruptcy Court, after a hearing on such notice as shall be required by the Federal Rules of Bankruptcy Procedure, the local
Rules of the Bankruptcy Court and the Bankruptcy Court, of an order entered on or before April 28, 1999, approving the bidding procedures, in form and substance reasonably satisfactory to Purchaser (the "Bidding Procedures Order") and an order entered on or before May 20, 1999, approving, in form and substance reasonably satisfactory to Purchaser, (i) the sale of the Assets to Purchaser under this Agreement and (ii) the assumption by Sellers, and the contemporaneous assignment to and assumption by Purchaser, of the Assumed Leases, the Assumed Contracts, and the Assumed Furniture and Equipment Leases (the "Bankruptcy Court Order"). Prior to the execution and delivery of this Agreement, Sellers moved in the Bankruptcy Court for the entry of the Bidding Procedures Order, upon motion and notice papers reasonably acceptable to Purchaser and, thereafter, Sellers shall use reasonable, commercial efforts to obtain the entry of the Bidding Procedures Order. As soon as practical after moving for entry of the Bidding Procedures Order, Sellers shall move in the Bankruptcy Court for entry of the Bankruptcy Court Order, upon motion and notice papers reasonably acceptable to Purchaser and, thereafter, Sellers shall use reasonable, commercial efforts to obtain the entry of the Bankruptcy Court Order.

              (a)  Bidding Procedures Order.  The Bidding Procedures
Order shall provide, among other things, (a) that the terms of this Agreement providing for a Breakup Fee are approved, (b) that the terms of this Agreement specifying the manner of operation of the Business after the execution and delivery hereof, including, without limitation, during the Interim Period, are approved and, specifically, the advertising expenditures both prior to and during the Interim Period as specified in Section 7.1(b)(viii) and in the Approved Budget are approved, and (c) the procedures to be followed in connection with the submission and acceptance of bids for the Assets by any Person (other than Purchaser), including, without limitation, the following:
(i) all bids shall be due no later than May 10, 1999; (ii) all bids shall be for all of the Assets and Assumed Liabilities and, subject to (iii) below, shall containterms and conditions (including a deposit and, if applicable, a financial guaranty of any financier) substantially equivalent to those contained in this Agreement; and (iii) no bid shall be considered by Sellers unless, among other things, it provides for a Purchase Price that is in excess of the Purchase Price by at least $900,000 and it is not conditioned upon obtaining of financing or the performance or outcome of due diligence.

              (b)  Bankruptcy Court Order.  The Bankruptcy Court
Order shall provide, among other things, (a) that the sale and transfer of the Assets to Purchaser pursuant to the Operative Documents (i) is or will be a legal, valid and effective transfer of the Assets;
and (ii) vests or will vest Purchaser with good and marketable title to the Assets owned by Purchaser and valid, subsisting and enforceable leasehold interests in all of the Assumed Leases and Assumed Furniture and Equipment Leases, and other contract rights in all of the Assumed Contracts, in each case, free and clear of all Liens (other than Liens created by Purchaser); (b) that the assignment to and assumption by Purchaser pursuant to the Operative Documents of the Assumed Contracts, the Assumed Furniture and
Equipment Leases, and the Assumed Leases shall be approved by the Bankruptcy Court pursuant to Section 365 of the Bankruptcy Code;
(c) that the Assumed Contracts, the Assumed Furniture and Equipment Leases and the Assumed Leases shall be transferred to, and remain in full force and effect for the benefit of, Purchaser, notwithstanding any provision therein (including, without limitation, those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer; (d) that Purchaser is or will be a good faith purchaser within the meaning of Section 363(m) of the Bankruptcy Code, and any reversal or modification on appeal of the Bankruptcy Court Order shall not affect the validity of the sale of the Assets as authorized pursuant thereto; and (e) that the terms of this Agreement and the transactions contemplated by this Agreement and the Operative Documents, to the extent not approved in the Bidding Procedures
Order, are approved.

              (c) Third Party Objections. In the event a party (other than any Seller, any Related Party, UR or UCR) to any of the Assumed Leases, Assumed Contracts, or Assumed Furniture and Equipment Leases objects to the assignment to and assumption by Purchaser thereof and, as a result, the assignment and assumption of such contract to Purchaser is not effected at the time of the Closing, then Sellers shall, for the benefit and at the expense of Purchaser (other than with respect to any cost or expense related to the cure of any pre-petition monetary defaults, which shall be paid by Sellers), maintain such contract and the related Branch Office until the earliest of: (i) such time as either such contract is assigned to and assumed by Purchaser or a final non-appealable order is entered by the Bankruptcy Court to the effect that such contracts cannot be assumed by Sellers and assigned to and assumed by Purchaser; (ii) the date on which such contract terminates by its terms; (iii) the date that is one (1) year after the Closing Date; or (iv) the date specified by Purchaser by notice to Sellers. Sellers shall use commercially reasonable efforts to effectuate the assignment to and the assumption by Purchaser of all of the Assumed Leases, Assumed Furniture and Equipment Leases and Assumed Contracts.

                         ARTICLE III
            REPRESENTATIONS AND WARRANTIES OF SELLER

         As an inducement to Purchaser to enter into this Agreement and to consummate the sale of the Assets hereunder, each Seller represents and warrants to Purchaser as follows (it being acknowledged that each such representation and warranty is made to Purchaser as of both the date of execution hereof and the Closing):

         3.1 Due Incorporation and Good Standing; Qualifications. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.
Each Seller is duly qualified, licensed and in good standing as a corporation, and is properly authorized and has all necessary permits to conduct the Business in the jurisdiction in which the Production Support Unit is located and in all of the jurisdictions in which the Branch Offices are located, except where the absence of such qualification would not reasonably be expected to have a Material Adverse Effect. Neither the nature of the Business nor the location of the Assets requires any Seller to be qualified, licensed, in good standing or otherwise authorized in any jurisdiction other than the jurisdictions in which the Production Support Unit or Branch Offices are located. Each Seller has in full force and effect (without notice of possible suspension, revocation or impairment) all requisite Permits that are required in connection with the Business and the Assets, except where the lack thereof would not reasonably be expected to have a Material Adverse Effect.

         3.2 Authority and Capacity. Subject to the approval of the Bankruptcy Court, each Seller has all requisite corporate power, authority and capacity to enter into the Operative Documents and to perform its obligations thereunder. Each Seller has duly and validly authorized the execution and delivery of the Operative Documents and the consummation of the transactions contemplated thereby by all necessary corporate action. Subject to the approval of the Bankruptcy Court, each of the Operative Documents will, upon its execution by Sellers and Purchaser, constitute a valid and legally binding agreement of each Seller enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

         3.3 Effective Agreement. Subject to the approval of the Bankruptcy Court, the execution, delivery and performance of the Operative Documents by each Seller, its compliance with the terms thereof, and consummation of the transactions contemplated thereby, will not (a) violate any judgment, decree, injunction or order of any court or any governmental entity applicable to such Seller, (b) conflict with any of the terms of (i) such Seller's articles of incorporation, bylaws or other constituent documents, or (ii) any other governing instrument relating to the conduct of such Seller's business or the ownership of its properties, or (c) violate, conflict with, constitute a default under, or result in a breach of, any other agreement to which such Seller is or was a party or by which it is or was bound, which such violation, conflict or default would not reasonably be expected to have a Material Adverse Effect.

         3.4 Consents and Approvals of Governmental Authorities. Other than the entry of the Bidding Procedures Order and the Bankruptcy Court Order, and except for such approvals as have been or will, prior to the Closing, be obtained by Sellers no consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Sellers of the Operative Documents and the consummation by Sellers of the transactions contemplated thereby.

         3.5 Contracts. The Assumed Contracts listed on Schedule 1.3 attached hereto constitute all of the Contracts used primarily by Sellers in connection with the Assets and the Business, other than those contracts that (i) are terminable by any Seller without penalty upon notice of thirty (30) days or fewer; (ii) involve the receipt or payment by any Seller of less than Ten Thousand Dollars ($10,000) per year; or (iii) are Contracts that either Purchaser has advised Sellers will not be assumed by Purchaser or that Sellers and Purchaser have agreed will not be assigned to Purchaser. At the time of the Closing, Sellers shall have cured any and all defaults with respect to the Assumed Leases, the Assumed Contracts and the Assumed Furniture and Equipment Leases as required by Section 365(b) of the Bankruptcy Code and, as of the time of the Closing, there will not be, under any Assumed Contract, or any Assumed Lease, or any Assumed Furniture and Equipment Lease, any existing default, event of default or other event which, with or without due notice or lapse of time or both, would constitute a default or event of default on the part of any Seller, except such defaults, events of default and other events as to which requisite waivers or consents have been obtained or which would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

         3.6 Assets. Sellers collectively own or possess adequate licenses or other rights to use the Tradename, the Computer
Software and all Intangible Property Rights, subject to, in the case of the Computer Software and Intangible Property Rights, the terms and conditions of license contracts or other agreements under which such rights exist, and each Seller has good title to all of the other Assets owned by it and has valid, subsisting and enforceable leasehold interests in all of the Assets leased by it, except where the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse
Effect. All of the Assets owned or leased by any Seller are owned or leased, as applicable, free and clear of all Liens, except
Permitted Liens, other than those that will be released upon the sale of the Assets to Purchaser and the entry of the Bankruptcy
Court Order.  The Tradename, the Computer Software and the
Intangible Property Rights are freely transferable to Purchaser and, upon transfer thereof to Purchaser pursuant to Section 2.1 hereof, will be free and clear of all Liens (other than Liens created by Purchaser); the use of the Tradename, the Computer
Software and the Intangible Property Rights does not and will not infringe upon or conflict with the rights of others, except where such infringement or conflict would not be expected to have a Material Adverse Effect. Upon entry of the Bankruptcy Court Order and transfer of the other Assets to Purchaser pursuant to Section
2.1 hereof, Purchaser will have good and marketable title to all of the Assets owned by any Seller prior to the Closing Date and enforceable leasehold interests in all of the Assets leased by any Seller prior to the Closing Date, free and clear of all Liens
(other than Liens created by Purchaser), except where the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Seller enjoys, and is entitled to, quiet possession of all tangible Assets owned or leased b it, except where the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.7 Compliance with Regulations. Each Seller has complied and is complying with the Applicable Requirements, except where the lack thereof would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.8 Pipeline and Purchased Mortgage Loans. Except as set forth on Schedule 3.8 attached hereto (which such exceptions are furnished for information only and not as a defense to the liability of any Seller), Sellers are the sole owners and holders of all right, title and interest in and to the Pipeline Mortgage Loans and are or will be the sole owners and holders of all right, title and interest in and to the Purchased Mortgage Loans, except where the absence of such ownership and possession would not reasonably be expected to have a Material Adverse Effect. The sale, transfer and assignment by Sellers to Purchaser of the Pipeline Mortgage Loans on the Closing Date and the Purchased Mortgage Loans on such dates as they are transferred to Purchaser pursuant to Section 7.12 will be valid and enforceable in accordance with their terms and will effectively vest in Purchaser good title to the Pipeline Mortgage Loans and the Purchased
Mortgage Loans, in each case free and clear of any and all Liens.
No Seller has previously assigned, transferred or encumbered the Pipeline Mortgage Loans or the Purchased Mortgage Loans.

         3.9 United Credit Card, Inc. Neither United Credit Card, Inc., which is a debtor and debtor-in-possession and an Affiliate of Sellers, nor any of its creditors (in their capacity as such) has any interest in the Assets or in, to or under any of the Assumed Contracts, Assumed Leases, Assumed Furniture and Equipment Leases or the Purchased Mortgage Loans.

         3.10 AS IS. EXCEPT AS IS EXPRESSLY SET FORTH IN THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, SECTION 3.11), AS A MATERIAL PART OF THE CONSIDERATION FOR THIS AGREEMENT, THE PARTIES HERETO AGREE THAT AT CLOSING PURCHASER IS PURCHASING AND TAKING THE ASSETS "AS IS" WITH ANY AND ALL LATENT AND PATENT DEFECTS AND THAT UPON CLOSING THERE IS NO WARRANTY BY THE SELLERS AS TO THE CONDITION OF THE ASSETS OR THAT THE ASSETS ARE FIT FOR A PARTICULAR PURPOSE. PURCHASER ACKNOWLEDGES THAT UPON CLOSING IT IS NOT RELYING UPON

ANY REPRESENTATION, STATEMENT OR OTHER ASSERTION WITH
RESPECT TO THE CONDITION OF THE ASSETS, BUT IS RELYING UPON
PURCHASER'S DUE DILIGENCE AND EXAMINATION OF THE ASSETS. PURCHASER TAKES THE ASSETS UNDER THE UNDERSTANDING THAT THERE ARE NO
EXPRESSED OR IMPLIED WARRANTIES, OTHER THAN AS SET FORTH HEREIN.

         3.11   Survival.  The representations and warranties in Sections
3.5 and 3.9 shall survive the Closing for a period of one (1) year.


                           ARTICLE IV
          REPRESENTATIONS AND WARRANTIES OF PURCHASER

         As an inducement to Sellers to enter into this Agreement, Purchaser and Cerberus represent and warrant (each with respect to itself and not with respect to each other) to Sellers as follows (it being acknowledged that each such representation and warranty is made to Sellers as of both the date of execution hereof and the Closing):

         4.1 Due Organization and Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma. Purchaser is or shall be approved by each of the respective Insurers as required to conduct the Business and purchase the Assets. Cerberus is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

             4.2  Authority and Capacity.  Subject to the provisions of
Section 7.7, Purchaser has, or by the Closing Date will have, all requisite power, authority and capacity to enter into the Operative Documents and to perform the obligations required of it thereunder; the execution and delivery of the Operative
Documents, and the consummation of the transactions contemplated thereby, each have been duly and validly authorized by all necessary corporate action; and each of the Operative Documents will, upon its execution by the Parties, constitute a valid and legally binding agreement of Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles. Subject to the provisions of Section 7.7, Cerberus has, or by the Closing Date will have, all requisite power, authority and capacity to enter into the Operative Documents and to perform the obligations required of it thereunder; the execution and delivery of the Operative Documents, and the consummation of the transactions contemplated thereby, each have been duly and validly authorized by all necessary partnership action; and each of the Operative
Documents will, upon its execution by the Parties, constitute a valid and legally binding agreement of Cerberus enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles.

         4.3 Effective Agreement. The execution, delivery and performance of the Operative Documents by Purchaser, its compliance with the terms thereof and the consummation of the transactions contemplated thereby, will not (a) violate any judgment, decree, injunction or order of any court or any governmental entity applicable to Purchaser, (b) conflict with any of the terms of (i) Purchaser's articles of incorporation, bylaws or other constituent documents, or (ii) any other governing instrument relating to the conduct of Purchaser's business or the ownership of its properties, or (c) violate, conflict with, constitute a default under, or result in a breach of, any other agreement to which Purchaser is or was a party or by which it is or was bound. The execution, delivery and performance of the Operative Documents by Cerberus, its compliance with the terms thereof and the consummation of the transactions contemplated thereby, will not (a) violate any judgment, decree, injunction or order of any court or any governmental entity applicable to Cerberus, (b) conflict with any of the terms of (i) Cerberus' partnership agreement or other constituent documents, or (ii) any other governing instrument relating to the conduct of Cerberus' business or the ownership of its properties, or (c) violate, conflict with, constitute a default under, or result in a breach of, any other agreement to which Cerberus is or was a party or by which it is or was bound.

       4.4 Consents and Approvals of Governmental Authorities. Subject to the provisions of Section 7.7 and except for such approvals as have been or will, prior to the Closing, be obtained by Purchaser, no consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Purchaser of the Operative Documents and the consummation by Purchaser of the transactions contemplated thereby. Subject to the provisions of Section 7.7 and except for such approvals as have been or will, prior to the Closing, be obtained by Cerberus, no consent, approval, authorization or waiver of, or declaration, filing or registration with, or notification to, any governmental or regulatory authority is required in connection with the execution, delivery and performance by Cerberus of the Operative Documents and the consummation by Cerberus of the transactions contemplated thereby.


                          ARTICLE V
     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER

     The obligation of Purchaser to effect the Closing hereunder is subject to the satisfaction (or waiver by Purchaser) of all of the following conditions on or prior to the Closing:

     5.1 Representations and Warranties True. The representations and warranties of each Seller contained herein, in the Schedules to this Agreement, and in the other Operative Documents, shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing and (except for changes specifically contemplated by this Agreement) shall then be true and accurate in all material respects.

     5.2 Performance of Covenants. Each Seller shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing.

     5.3 Court Approval. The Bankruptcy Court Order shall have been entered, in form and substance reasonably satisfactory to Purchaser, and neither the Bidding Procedures Order nor the Bankruptcy Court Order shall be subject to any stay pending appeal or shall have been withdrawn or amended, and both shall remain in full force and effect, and Purchaser shall have received copies thereof.

     5.4 Instruments of Transfer. Sellers shall have delivered to Purchaser, all in such form as Purchaser may reasonably specify:

          (a) Deeds, bills of sale, assignments of leases, Contracts and Permits, and such other good and sufficient instruments of assignment, transfer and conveyance as shall be necessary to vest in Purchaser all of Sellers' right, title and interest in and to the Assets, including, without limitation, a bill of sale, assignment and assumption agreement and a lease assignment, assumption and consent agreement, and such limited powers of attorney as may be necessary to effect transfers and substitutions in relation to the Pipeline Mortgage Loans;

          (b) Physical possession of the tangible Assets, or the means to achieve such possession immediately; and

          (c) The transfer of all escrow or custodial accounts and the Application Fees relating to the Pipeline Mortgage Loans.

     5.5 Execution by Sellers. Sellers shall have executed and delivered the Operative Documents not executed on the date hereof.

     5.6 Employees. At least sixty percent (60%) of the branch managers and sixty percent (60%) of the loan officers listed on
Schedule 5.6 hereto shall have agreed to employment by Purchaser; provided, however, that this condition shall be deemed waived by Purchaser if Purchaser does not deliver written notice of termination of this Agreement on or before April 30, 1999 on account of failure of this condition.

     5.7 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Operative Documents shall be in effect.

     5.8 Assumed Leases, etc. At the time of the Closing, at least eighty percent (80%) of the Assumed Leases, eighty percent (80%) of the Assumed Contracts, and eighty percent (80%) of the Assumed Furniture and Equipment Leases shall be assigned to and assumed by Purchaser.

     5.9  Consents and Approvals.  Subject to the provisions of
Section 7.7, all Permits, consents, authorizations, approvals and waiting periods required or imposed by law or any governmental agency or authority as a condition to the consummation of the transactions contemplated by this Agreement shall have been obtained or satisfied, and any such Permits, consents, authorizations and approvals shall be in form and in substance reasonably satisfactory to Purchaser and its counsel.

     5.10 Corporate Proceedings. Purchaser shall have received copies of resolutions duly adopted by the board of directors of each of UR and UCR and certified by the Secretary or other officer of UR or UCR, as applicable, in each case authorizing all actions to be taken by such party in connection with the transactions contemplated by the Operative Documents in accordance with applicable law and in accordance with the articles of incorporation and bylaws of such party so as to give such transactions full force and effect.


                       ARTICLE VI
     CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLERS

     The obligation of Sellers to effect the Closing hereunder is subject to the satisfaction (or waiver by Sellers) of all of the following conditions on or prior to the Closing.

     6.1 Representations and Warranties True. The representations and warranties of Purchaser contained herein, in the Schedules to this Agreement, and in the other Operative Documents shall be true and accurate in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing and (except for changes specifically contemplated by this Agreement) shall then be true and accurate in all material respects.

     6.2 Performance of Covenants. Purchaser shall have performed and complied in all material respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or on the Closing.

     6.3 Corporate Proceedings. Sellers shall have received copies of (i) resolutions duly adopted by the board of directors of Purchaser and certified by the Secretary or other officer of Purchaser, and (ii) resolutions of the general partner of Cerberus, in each case, authorizing all actions to be taken by such party in connection with the transactions contemplated by the Operative Documents in accordance with applicable law and in accordance with the articles of incorporation and bylaws of Purchaser or the agreement of limited partnership of Cerberus, as the case may be, so as to give such transactions full force and effect.

     6.4 No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated by the Operative Documents shall be in effect.

     6.5 Consents and Approvals. All Permits, consents, authorizations, approvals and waiting periods required or imposed by law or any governmental agency or authority as a condition to the consummation of the transactions contemplated by this Agreement shall have been obtained or satisfied, and any such Permits, consents, authorizations and approvals shall be in form and substance reasonably satisfactory to Sellers and its counsel.

     6.6 Instruments of Assumption. Purchaser shall have delivered to Sellers, all in such form as Sellers may reasonably specify, instruments of assumption under which Purchaser shall assume the Assumed Liabilities, including, without limitation, a bill of sale, assignment and assumption agreement and a lease assignment, assumption and consent agreement.

     6.7 Court Order. The Bankruptcy Court Order shall have been entered, and shall not have been withdrawn or amended.


                          ARTICLE VII
                  CERTAIN GENERAL COVENANTS

     7.1  Conduct of Business.

          (a) No Seller will, nor will it permit any Affiliate to, take any action (except for any action specifically contemplated by this Agreement) that would cause the conditions set forth in Section 5.1 hereof not to be satisfied. Purchaser agrees that it will not, and will not permit any of its Affiliates to, take any action (except any action specifically contemplated by this Agreement) that would cause the conditions set forth in Section 6.1 hereof not to be satisfied.

          (b) Each Seller agrees that from the date hereof to the Closing, it will cause the Business to be conducted only in the ordinary course and in substantially the same manner as heretofore conducted since the bankruptcy petition date as a debtor and a Debtor-in-Possession, including, without limitation, the maintenance of Sellers' loan production operation at the Branch Offices and pursuant to the Approved Budget, and each Seller shall: (i) use its reasonable, commercial efforts to maintain its employee work force (including, without limitation, its loan production employees) at its present level at the Branch Offices and, in connection with employees of the Business, shall not grant any executive salary adjustment or bonus, except for stay bonuses granted in the ordinary course of business and as approved by the Bankruptcy Court (other than pursuant to compensation programs existing on the date hereof) and shall make no adjustments in wages or hours of work, nor adopt any new pension, benefit or severance plan, except in the ordinary course of business (and consistent with past practices); (ii) pay, perform and discharge all post-petition Liabilities relating to the Business and/or the Assets (including, without limitation, to vendors, employees, landlords and service providers) and maintain an inventory of Supplies at levels consistent with past practices; (iii) not enter into material agreements, commitments or contracts relating to the Business and/or the Assets, except in the ordinary course of business and pursuant to the Approved Budget; (iv) not sell, transfer, assign, mortgage or encumber any Assets, except in the ordinary course of business; (v) not create, incur or assume any debt relating to the Business and/or the Assets, other than in the ordinary course of business; (vi) refrain from taking any action to terminate, or allow to be terminated, existing Permits, governmental licenses, registrations, consents and approvals relating to the Business and/or the Assets, except where such action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (vii) not enter into forward purchase contracts relating to the Business at the Branch Offices and/or the Assets; (viii) make advertising expenditures of at least $710,000 by April 16, 1999, and an additional amount of approximately $650,000 in increments when due as set forth on
Schedule 7.1 hereto on or prior to April 30, 1999; and (ix) maintain a warehouse or other line of credit or other source of funding sufficient to fund (in accordance with Section 7.12(f)) loans aggregating at least $40,000,000 during the Interim Period (and will not take any action which would adversely affect its ability to fund such loans).

          (c) Each Seller shall perform all post-petition obligations of such Seller under the Assumed Leases, under the Assumed Contracts and under the Assumed Furniture and Equipment Leases in all material respects and such Assumed Leases, Assumed Contracts and Assumed Furniture and Equipment Leases shall not be amended, altered or modified in any material respect.

     7.2 Obtaining Consents and Approvals. Sellers shall in good faith (but, in any event, in compliance with their fiduciary obligations as Debtors-in-Possession) seek the entry of the Bankruptcy Court Order, the Bidding Procedures Order and, subject to such Bidding Procedures Order, all such other consents, approvals, authorizations and waivers, to obtain such Permits, to make such filings, declarations and registrations and to give such notices as are reasonably required to satisfy the conditions contained in Sections 5.3 and 5.10 hereof; provided, however, that Sellers shall not be required to make any payments (other than payments required pursuant to the penultimate sentence in
Section 2.4) to any third party to obtain such consents, approvals authorizations or waivers. Purchaser shall cooperate with Sellers with respect to obtaining the Bankruptcy Court Order
(in accordance with Section 2.6) and provide such assistance as may be reasonably necessary in connection with the foregoing.

     7.3  Good Faith Efforts.

          (a) Subject to the Bidding Procedures Order and the provisions of Section 7.2 hereof, each of the Parties hereto shall in good faith employ all commercially reasonable efforts to cause each of the conditions to the consummation of the transactions contemplated hereby applicable to it to be fulfilled as soon as practicable after the date hereof; provided, however, that Sellers shall not be required to make any payments (other than payments required pursuant to the penultimate sentence in
Section 2.4) to any third party to obtain such consents, approvals authorizations or waivers described in Section 7.2 hereof.

          (b) Subject to the Bidding Procedures Order, each Seller shall use commercially reasonable efforts to effect the transfer and assignment of the Pipeline Mortgage Loans and the Purchased Mortgage Loans to Purchaser in accordance with Applicable Requirements.

          (c) Sellers shall designate one employee to assist Purchaser, from time to time upon Purchaser's reasonable request, in obtaining any and all Permits, consents and approvals required in connection with the transactions contemplated herein, and effecting the transfer and assignment of the Pipeline Mortgage Loans and the Purchased Mortgage Loans to Purchaser.

     7.4 Access and Information. Each Seller shall permit Purchaser and its representatives, after the date of execution of this Agreement and until the Closing, to have access upon reasonable notice, during regular business hours, to the Assets, Business, Sellers' employees and to the Personnel Records of employees (with the consent of such employees) involved in the Business and shall furnish, or cause to be furnished, to Purchaser such financial and operating data and other information with respect to the Business and the Assets as Purchaser shall, from time to time, reasonably request. Purchaser shall be entitled to conduct interviews and tests with, and take and accept applications from, prospective employees in accordance with Section 8.1 hereof. No investigation by Purchaser heretofore or hereafter made shall be deemed to constitute a waiver of any breach of the representations and warranties contained in the Operative Documents.

     7.5 Exclusivity. While this Agreement is in effect, except as may be required for Sellers to comply with their fiduciary obligations as Debtors-in-Possession and, in any case, in accordance with the Bidding Procedures Order, neither any Seller, Purchaser nor any Affiliate or representative of either of them, shall, directly or indirectly, encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person or group, other than the other Party or as required in connection with the transactions contemplated hereby, concerning any proposal for an acquisition or other business combination involving all or any part of the Business or the Assets or any interest therein.

     7.6 Preservation of Business. Subject to the Bidding Procedures Order, from the date hereof through the Closing neither any Seller nor any Affiliate or representative of any Seller shall intentionally take any affirmative action which is inconsistent with any Seller's obligations in Section 7.1(b).

     7.7 Licensing. Sellers acknowledge that, before Purchaser can operate certain of the Branch Offices, Purchaser must obtain licenses to do so and those licenses must permit Purchaser to conduct business under the name of "UC Lending ". Purchaser shall apply for and diligently pursue obtaining those licenses with the objective that it will obtain all such licenses prior to the Closing. In the event Purchaser is unable to secure prior to the Closing all such licenses, then, (a) with respect to each Branch Office for which Purchaser requires further licenses to operate, until such time as Purchaser secures such further licenses, (i) Purchaser shall not hire any of Sellers' employees in that Branch Office, (ii) to the extent legally permissible, Purchaser shall operate, at its expense, each such Branch Office under Sellers' licenses, and (iii) to the extent legally permissible, loans produced by such Branch Offices shall be closed in the name of Sellers and funded by and simultaneously assigned to Purchaser, (b) in the event Sellers in good faith and acting reasonably determine that Purchaser's loan origination products offered or underwriting guidelines being used in a Branch Office after the Closing under Sellers' licenses violate applicable law, rules or regulations or otherwise present Sellers with an undue or material risk of loss, then Sellers shall provide Purchaser with notice that Sellers object (including reasonable detail as to the reasons for Sellers' objections), and Purchaser shall cease such activity (provided, however, that Sellers shall not object to the continued use after Closing of any loan origination product offered or underwriting guidelines used during the Interim Period that does not otherwise violate applicable law, rules or regulations), and (c) Purchaser shall indemnify and hold harmless Sellers from and against any and all claims asserted against and damages, obligations, liabilities and expenses (including, without limitation, reasonable attorneys fees and disbursements) incurred by Sellers in connection with Purchaser's operation of such Branch Offices after the Closing. With respect to each jurisdiction for which Purchaser does not, at the time of the Closing, have all requisite licenses to operate one or more Branch Offices within that jurisdiction, Sellers shall use reasonable, commercial efforts to maintain their licenses in such jurisdiction until the earlier to occur of
(i) such time as Purchaser obtains all required licenses in such jurisdiction or, (ii) in the case of New York, the day that is nine (9) months and, in the case of all other jurisdictions, the day that is six (6) months after the Closing Date. In order to facilitate Purchaser's ability to obtain the licenses as described above, Sellers agree that Purchaser, prior to the Closing, may make such applications or filings as are necessary to use the name "UC Lending " in all jurisdictions in which there exists any Branch Office, and Sellers will provide Purchaser with a letter specifically authorizing the same, which Purchaser may include as a part of its applications or other filings; provided, however, that (x) Purchaser's use of such name under the applications or other filings shall not be effective until June
1, 1999, (y) Purchaser shall not use such name until the Closing occurs and, (z) in the event this Agreement is terminated pursuant to Section 9.1 or 9.4, Purchaser shall withdraw its applications or other filings to use such name.

     7.8  Expenses; Liabilities; Breakup Fee.

          (a) Sellers and Purchaser shall, except as otherwise specifically provided herein, bear their respective expenses incurred in connection with the preparation, execution and performance of the Operative Documents and the transactions contemplated thereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

          (b) Each Seller represents and warrants to Purchaser and Purchaser represents and warrants to each Seller, that neither it nor any of its Affiliates nor any party acting on its behalf has incurred any liability, either express or implied, to any "broker" or "finder" or similar Person in connection with the Operative Documents or any of the transactions contemplated thereby.

          (c) Sellers shall be responsible for paying any and all transfer, conveyance, recording and similar fees or taxes (including, without limitation sales, use and real and personal property transfer taxes) arising from the consummation of the transactions contemplated by the Operative Documents. Each Seller and Purchaser shall be responsible for preparing and filing any returns, reports or other filings required by law to be filed by such Seller or by Purchaser, respectively.

          (d) In light of the fact that this Agreement is subject to the entry of the Bidding Procedures Order and the Bankruptcy Court Order and, in the course of seeking such orders, competing potential bidders may be notified of the proposed sale to Purchaser, and that Purchaser has expended and will, prior to the entry of the Bankruptcy Court Order and the Closing, continue to expend substantial sums of money in connection with the transactions contemplated hereby, except as otherwise set forth in Section 9.3, in the event this Agreement is terminated in accordance with Section 9.1(c) or (e), at the time of such termination, and subject to the Bidding Procedures Order and (if applicable) any further orders of the Bankruptcy Court, Sellers shall pay Purchaser the Breakup Fee.

     7.9 Post-Closing Information. From time to time after the Closing, the Parties shall deliver to each other such information and data as any Party may reasonably request, including that required in order to enable such Party to complete and file all Federal, state and local forms which may be required to be filed by it and to complete all customary tax and accounting procedures and otherwise to enable such Party to satisfy its internal accounting, tax and other requirements.

     7.10 Notification of Loan Applicants. In accordance with applicable Federal and State laws and regulations, including, without limitation, the Applicable Requirements, Sellers shall, at their expense, mail any required form of notification of the transfer of the Pipeline Mortgage Loans and Purchased Mortgage Loans to the loan applicants or borrowers, as applicable, associated with the Pipeline Mortgage Loans and Purchased Mortgage Loans and instruct such loan applicants and borrowers to deliver all correspondence to Purchaser after the Closing Date.

     7.11 Further Assurances. Each of the Parties shall execute such documents and other papers and take such further actions in good faith as may be reasonably required or desirable to carry out the provisions of and the transactions contemplated by the Operative Documents. Purchaser acknowledges and agrees that, due to the previous integration of Sellers' loan origination and loan servicing operations, Purchaser or Sellers may subsequently determine that certain files and records relevant only to the servicing of loans closed by Sellers prior to the Closing Date (other than the Purchased Mortgage Loans) have been commingled with the Files and Records included in the Assets. Purchaser agrees that: (i) if, after the Closing, the person responsible for administering this Agreement on behalf of Purchaser receives actual notice to the effect that Purchaser possesses such files and records, Purchaser shall forward such files and records to Sellers or (ii) if Sellers notify Purchaser in writing that they believe that Purchaser possesses such files and records relating to particular loans or groups of loans closed by Sellers prior to the Closing Date (other than the Purchased Mortgage Loans), Purchaser shall make reasonable efforts to locate such files and records and forward them to Sellers.

     7.12 Interim Period Operations and Purchase of Loans.
Subject to the further provisions of this Section 7.12, and the entry of the Bidding Procedures Order, the following provisions shall apply during the Interim Period:

          (a) The Business shall be operated by Sellers substantially in accordance with the Approved Budget, with Sellers making the expenditures substantially as budgeted therein unless Purchaser shall have otherwise agreed in writing. In the event any Seller determines that expenses as budgeted could be reduced if Sellers were not to operate substantially in accordance with the Approved Budget, and that doing so would not have a material adverse effect on the Business, such Seller shall notify Purchaser and provide Purchaser with an opportunity to waive Sellers' compliance with the Approved Budget with respect to such expenses, such waiver not to be unreasonably withheld or delayed. Sellers shall, upon request of Purchaser, provide Purchaser with evidence reasonably satisfactory to Purchaser of Sellers' compliance with this provision.

          (b)  Sellers shall comply with the provisions of
Section 7.1, including, without limitation, the advertising expenditure requirements of Section 7.1(b)(viii).

          (c) Sellers shall follow Purchaser's reasonable instructions in establishing and implementing (and will, upon notice thereof, cause to be made such changes to the management information services as are needed to implement such instructions) the types of loans and loan programs to be offered, the product mix and loan pricing, including, without limitation, interest rates and points.

          (d) Sellers shall follow Purchaser's reasonable instructions in establishing and implementing (and will, upon notice thereof, cause to be made such changes to the management information services as are needed to implement such instructions) underwriting guidelines, standards and procedures.

          (e) Sellers shall allow Purchaser to communicate freely with the employees listed on Schedule 5.6 hereto, including, without limitation, providing such employees with (i) notice of the execution and delivery of this Agreement, entry of the Bidding Procedures Order and timing of the transaction contemplated thereby, (ii) information and instructions regarding products, pricing and underwriting, (iii) information regarding production goals and expectations, and (iv) offers of employment (contingent upon Closing and, to the extent applicable, Purchaser obtaining all licenses necessary to operate the Branch Office in which such employee works).

          (f) Purchaser shall purchase from Sellers, on the first Business Day after funding thereof, loans that are originated by Sellers prior to and during the Interim Period for which funds are disbursed by a closing agent during the Interim Period. Purchaser shall be entitled to all principal, interest and other amounts due with respect to such loans. Purchaser's obligation to purchase loans pursuant to this Section 7.12(f) is conditioned upon Purchaser's reasonable determination, with respect to each loan, that such loan meets Sellers' program requirements and underwriting guidelines (as specified to Sellers pursuant to Section 7.12(c) and (d)). For each such loan purchased, Purchaser shall pay to Sellers an amount equal to the actual amount funded by Sellers to close the loan plus an amount equal to Sellers' cost of funds with respect to the amount so funded for the period beginning on (and including) Sellers' funding date for the loan and ending on (but not including) the date Purchaser pays Sellers for the loan. Sellers shall deliver to Purchaser all loan documentation, including, without limitation, any applicable mortgage guaranty certificate, the note and an appropriate endorsement and recordable assignment.

          (g)  Notwithstanding the other provisions of this
Section 7.12, during the Interim Period, Purchaser shall permit third parties to conduct due diligence with respect to the Assets if, in accordance with the Bidding Procedures Order, any Seller has authorized them to do so.

          (h) At any time after the entry of the Bankruptcy Court Order, Purchaser may direct Sellers to make advertising expenditures that are in addition to expenditures specified in the Approved Budget and Sellers shall make all such additional expenditures as and when directed by Purchaser subject to Purchaser providing Sellers with the funding necessary to do so.

     7.13 Post-Closing Data Processing Services. Purchaser and Sellers will work together in good faith and diligently to partition and effect a transition to Purchaser at the time of the Closing of the management information services employees (to the extent hired by Purchaser) and the management information services hardware and software relating to the Business. Throughout the process of effectuating such partition and transition, the management information systems will continue in operation so as to allow the Business to operate uninterrupted. Upon completion of such partition and transition, the management information services hardware and software conveyed to Purchaser will be operational so as to allow Purchaser to begin to conduct business in the manner in which the Business was conducted between the date hereof and the Closing (with such changes as Purchaser may implement). In the event Purchaser and Sellers determine that it is not practical to effect such a transition at the time of the Closing, a date subsequent to the Closing, but no later than July 31, 1999 (the "MIS Transition Date") shall be established as the date on which such transition shall occur and, after the Closing and until the MIS Transition Date, Sellers shall provide Purchaser with all data processing services required by Purchaser in connection with the operation of the Business for a fee equal to Purchaser's estimate of the expense it will incur (following the MIS Transition Date) of providing such services itself. Purchaser shall reimburse Sellers for one-half of the cost of segregating the management information services equipment and facilities. Purchaser shall pay the costs of moving employees hired by it into the space leased by it pursuant to Section 7.14.

     7.14 Space.  After the Closing and until at least December
31, 1999 (with an option for Purchaser to extend the lease for up to three (3) years thereafter), UR shall lease to Purchaser sufficient contiguous space on the second floor in the building known as Building 12 in order to accommodate the employees who currently work at the Production Support Unit who Purchaser hires in connection with the transactions contemplated hereby. The premises will be in the condition they are in on the date hereof subject to ordinary wear and tear. The rental rate shall be $17.50 per square foot through December 31, 1999. Subject to the right of UR to terminate the lease pursuant to the next sentence hereof, Purchaser shall be entitled to exercise its option to extend the lease beyond December 31, 1999, upon ninety (90) days prior notice to UR, with the rental rate to be $17.50 per square foot during the first year of such extension and $18 per square foot in the following two years of such extension. UR will not unreasonably withhold or delay consent to alterations in the premises. Purchaser will pay its percentage share of increases in real estate taxes (using the first lease year as the base) and operating costs (using calendar year 2000 as a base). UR may terminate the lease by notice given on or prior to August 1, 1999, in which case the lease shall terminate on December 31, 1999 (unless terminated earlier by Purchaser in accordance therewith), provided, however, that UR shall not exercise its right to terminate the lease pursuant to this sentence unless it is necessary to effectuate a sale of the building. The lease shall provide that Purchaser shall be entitled to the use of the leasehold improvements in such space during the term of the lease and that Purchaser shall have the right to terminate the lease, without payment, premium or penalty, upon thirty (30) days prior notice to Sellers. Except as otherwise provided herein and as UR and Purchaser may agree, the lease shall be on the lease form attached as Exhibit B hereto.

     7.15 Other Transitional Services. Effective as of the time of the Closing, Sellers shall establish and, for a period of 120 days after Closing, Sellers shall maintain for Purchaser, in connection with the Business and the Assets being sold, a general ledger with an electronic feed from the application processing system, including, without limitation, as reasonably necessary, a chart of accounts, and process all journal entries and interface entries, provide and review monthly general ledger reports, and provide funding check system liaison with the Branch Offices. In addition, during the 120-day period after the Closing, Sellers shall allow Purchaser to share Sellers computer servers so as to allow Purchaser to operate the Assets substantially as those Assets were operated as part of the Business prior to the Closing. In consideration of the services provided to Purchaser pursuant to this Section 7.15, Purchaser shall pay Sellers a monthly fee, to be negotiated in good faith and mutually agreeable to Purchaser and Sellers, in order to reimburse Sellers for the cost of providing such services.

     7.16 Shared Employees. Sellers and Purchaser acknowledge that there are certain employees of Sellers which, after the Closing, will be needed by both Purchaser and Sellers in connection with their respective operations after the Closing (the "Shared Employees"). Accordingly, for a period of 120 days after the Closing, the Shared Employees will provide support to both Sellers and Purchaser and Sellers and Purchaser will share the cost of such employees on a 50/50 basis. Purchaser and Sellers shall work together, in good faith, to identify the Shared Employees as soon as practicable after the execution and delivery of this Agreement.

     7.17 Interests of Related Parties. Effective at the time of the Closing, each Related Party hereby transfers, assigns and conveys to Purchaser, without representation or warranty, any and all right, title and interest that such Related Party has or may have in or under any of the following: the Assets, the Assumed
Leases, the Assumed Contracts, the Assumed Furniture and Equipment
Leases, and the Purchased Mortgage Loans. The Related Parties shall execute such documents and other papers and take such further actions in good faith as may be reasonably required or desirable to carry out the transactions contemplated by this Section 7.17. Nothing contained herein shall imply that any Related Party has any interest in any of the Assets or the Business or in or under any of the Assumed Leases, the Assumed Contracts, the Assumed Furniture and Equipment Leases, or the Purchased Mortgage Loans, or that any Related Party is entitled to any portion of the Purchase Price.

     7.18 Solicitations; Files and Records. Purchaser agrees that it will not (i) use files and records of Sellers (however obtained) with respect to loans (other than the Purchased Mortgage Loans) closed by Sellers prior to the Closing Date (such borrowers in their capacity as borrowers with respect to such loans referred to as "Sellers' borrowers") for the purpose of developing mailing or solicitation lists, or (ii) specifically target Sellers' borrowers to refinance such loans in any television, newspaper or other advertising, direct mailing, telephone solicitation, or any other solicitation or communication whatsoever.

     7.19 Condition of Premises and Equipment. At the time of the Closing, the premises subject to the Assumed Leases, the furniture and equipment subject to the Assumed Furniture and Equipment Leases, the Furniture and Equipment and the Computer Software will be in the condition they are in on the date hereof subject to ordinary wear and tear.

                            ARTICLE VIII
                      CERTAIN OTHER COVENANTS

     8.1  Employees.

          (a) Subject to the provisions of Section 7.7, on or immediately after the Closing, Purchaser will offer employment on an "at will" basis to certain of Sellers' employees employed by the Business as set forth on Schedule 5.6 hereto. Purchaser shall have access to such employees pursuant to Sections 7.4 and 7.12(e) hereof and shall be entitled to make offers of employment. Sellers will not discourage such employees from accepting Purchaser's offers of employment (or offer such employees positions with Sellers). Purchaser shall offer such employees (i) substantially equivalent compensation and (ii) employee benefits which, together, will be comparable in the aggregate, to the compensation and employee benefits such employees received immediately prior to the Closing; provided, however, that with respect to up to twenty percent (20%) of employees to be hired by Purchaser who are employed by Sellers at the Production Support Unit, Purchaser shall not be obligated to offer compensation at the same pay grade as such employee received immediately prior to the Closing Date. Any employee who accepts Purchaser's offer of employment shall be referred to herein as a transferred employee (the "Transferred Employee") from and after his or her date of employment with Purchaser. Notwithstanding the foregoing, and other than is set forth on
Schedule 5.6, unless Sellers consent, Purchaser shall not hire employees who work at the Production Support Unit; provided, however, that Purchaser and Sellers will work together in good faith to reach agreement on additional Production Support Unit employees to be hired by Purchaser. Purchaser agrees that, with respect to all of its employee benefit plans, programs and arrangements covering or otherwise benefiting any of the Transferred Employees on or after the Closing Date, service with Sellers and their Affiliates prior to the Closing Date shall be counted for purposes of determining any period of eligibility to participate or to vest in benefits to the same extent such service was counted under Sellers' benefit plans, programs and arrangements. Purchaser shall provide group health plans as of the Closing Date so as to ensure uninterrupted coverage for all Transferred Employees. Purchaser shall waive all pre-existing condition exclusions with respect to group health plans of Purchaser (to the extent such pre-existing conditions were satisfied prior to the Closing Date under Sellers' group health plans). Purchaser shall credit each Transferred Employee with all deductible payments and co-payments paid by such Transferred Employee under Sellers' group health plans prior to the Closing Date during the current year for purposes of determining the extent to which any such employee has satisfied any deductible to maximum out-of-pocket limitation under such plan for such plan year.

          (b) Sellers shall be responsible for any obligation arising under the Worker Adjustment and Retraining Notification
Act, as amended, 29 U.S.C. Section 2101, et. seq., or any similar state or local law with respect to the termination of any employee's employment from any Seller.

          (c) Each Seller shall be solely responsible for and shall pay and fund in full to all of its employees and contractors all compensation, incentive payments, bonuses, retirement annuities, deferred compensation, profit sharing benefits and all accrued sick pay, vacation pay and severance pay accrued through the Closing Date for which any Seller is obligated under any Contract or Employee Benefit Plan, or under any personnel or employee manual or policy or under any law or regulation, Sellers shall be solely responsible for and shall pay all claims incurred by any Transferred Employees (or their covered beneficiaries) on or prior to the Closing Date under Seller's employee health plans, and each Seller shall satisfy all other obligations to such employees accrued through the Closing Date (including, without limitation, all tax deposits). Except as expressly provided herein, no such responsibility or obligation shall constitute an Assumed Liability in any way whatsoever. Each Seller shall be solely responsible for satisfying any obligations under Section 4980(B) of the Internal Revenue Code of 1986, as amended, to provide continuation of group medical coverage with respect to (i) any of its employees who becomes an employee of Purchaser (and any qualified beneficiary of such an employee) and incurs a qualifying event on or prior to the date the employee becomes an employee of Purchaser, and (ii) any of its employees who does not become an employee of Purchaser (and any qualified beneficiary of such an employee). To the extent included in the definition of Assumed Liabilities, Purchaser shall be responsible for and shall pay any and all ordinary loan level (but not cumulative or volume based) commissions, due on or after the Closing Date to salespersons with respect to those Pipeline Mortgage Loans that Purchaser approves and closes in accordance with Purchaser's established underwriting criteria and standard business practices.

          (d) Purchaser is not assuming, and shall not have any responsibility whatsoever for the continuation of, or any Liabilities under or in connection with, any Employee Benefit Plan or any employment contract, collective bargaining agreement or severance arrangement. Purchaser is not, and shall not be deemed to be, a successor employer to any Seller with respect to any Employee Benefit Plan; and no plan adopted or maintained by Purchaser after the Closing is or shall be deemed to be a "successor plan," as such term is defined in Section 4021(a) of ERISA, of any Employee Benefit Plan. No assets held under any Employee Benefit Plan shall be transferred to Purchaser or to any plan adopted or maintained by Purchaser. Except as specifically set forth herein, Purchaser shall not be obligated to assume or continue any term or condition of employment currently or previously promised or maintained by any Seller with regard to its current, former or retired employees or contractors, and shall not be responsible for any debt, payment, obligation, claim, Liability or agreement which relates to or arises from any Seller's employment (or termination of employment) of, or contract (or termination of contract) with its current, former or retired employees, regardless of whether such employees are offered employment by Purchaser.

          (e)  No Seller shall have responsibility for
Purchaser's obligations to any employee or contractor accruing after the Closing Date.

          (f) None of the Parties intend this Agreement to create any rights or interests, except as among the Parties, and no present, former or future employee or contractor of any Party (including, without limitation, any Transferred Employee) shall be treated as a third party beneficiary in or under this Agreement.


                         ARTICLE IX
                         TERMINATION

     9.1 Termination. This Agreement may be terminated (such termination to be effected by notice of termination being delivered to Sellers or Purchaser, respectively) at any time prior to the Closing:

          (a) by mutual written consent of Sellers and Purchaser;

          (b)  by Purchaser or Sellers if (i) the Bidding
Procedures Order is not entered on or before April 28, 1999, or
(ii) the Bankruptcy Court Order is not entered on or before May
20, 1999;

          (c) by Purchaser if Sellers are in material breach of any covenant and such breach is not cured within three (3) days after notice thereof;

          (d) by Sellers (i) if Purchaser breaches its obligations under this Agreement by failing to pay the Purchase Price when due in accordance with the terms hereof; or (ii) if Purchaser fails, in breach of its obligations under Section 7.12(f), to purchase mortgage loans pursuant to Section
7.12 with an aggregate original principal balance of $2 million or more; or

          (e) by Sellers in the event that Sellers receive (other than in violation of Section 7.5 of this Agreement) and accept another offer to acquire the Assets from a Person other than Purchaser and the Bankruptcy Court approves acceptance of such offer.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1 or 9.4 hereof, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party hereto, except in each case for the following: (i) Section 7.8 hereof and the provisos in the last sentence of Section 7.7 hereof shall remain in full force and effect and binding upon all Parties hereto, (ii) the obligations of the Parties with respect to Purchased Mortgage Loans shall remain in full force and effect, and (iii) the Parties shall take all action necessary (including, without limitation, executing such requests for release as the Escrow Agreement may require) to have the Deposit plus all earnings thereon released in accordance with Section 9.3.

     9.3 Release of Deposit; Liquidated Damages. The Deposit plus all earnings thereon shall be released to Purchaser if (and at the time that) this Agreement is terminated pursuant to
Section 9.1(a), (b), (c) or (e) or Section 9.4. In the event that this Agreement is terminated pursuant to Section 9.1(d), Sellers shall be entitled to receive the Deposit plus all earnings thereon and Purchaser shall pay Sellers an additional amount equal to the difference between (i) the Interim Budgeted Expenses and (ii) the amount of the Deposit plus all earnings thereon. In the event that this Agreement is terminated pursuant to Section 9.1(c) as a result of Sellers' breach of the obligations contained in Section 7.1(b)(ix), Purchaser shall be entitled to receive (in addition to the Deposit) $250,000. In the event this Agreement is terminated pursuant to Section 9.1(c) (as a result of any breach by Sellers other than a breach of the obligations contained in Section 7.1(b)(ix)) or pursuant to
Section 9.1(e), Purchaser shall be entitled to receive the Breakup Fee (in addition to the Deposit). Sellers and Purchaser agree that the amounts retained and/or paid to Sellers or Purchaser pursuant to the three immediately preceding sentences in the event of a termination are fixed, agreed and liquidated damages (and not a penalty) and are in lieu of any and all other damages, rights and remedies (at law or in equity) to which Sellers or Purchaser (as applicable) might otherwise be entitled; and Purchaser and Sellers agree that actual damages resulting in the event of such a termination of this Agreement will be difficult or impossible to measure and that the amounts due to Sellers or Purchaser (as applicable) hereunder are a reasonable estimate of those damages. In addition, in the event that this Agreement is terminated pursuant to Section 9.1(a), (b),(c) or
(e) or Section 9.4, Purchaser shall pay Sellers (and such amount shall be deducted from the Deposit to the extent available) an amount equal to the difference between (i) 101% of the original principal balance of the Purchasd Mortgage Loans funded during the Interim Period and (ii) the amount expended by Purchaser to fund the Purchased Mortgage Loans during the Interim Period.

     9.4 Automatic Termination. In the event that the Closing does not occur by June 4, 1999, and this Agreement is not terminated prior thereto in accordance with Section 9.1, then this Agreement shall terminate automatically.


                           ARTICLE X
                         MISCELLANEOUS

     10.1 Survival. Except as otherwise expressly stated herein, the representations, warranties, covenants and agreements contained in the Operative Documents shall not survive the Closing Date and shall terminate automatically at the Closing. Notwithstanding the foregoing, the covenants and agreements of Sellers and Purchaser that require performance for any period after the Closing shall survive the Closing.

     10.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

     10.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which when assembled shall be deemed to be an original, but all of which shall be considered one and the same instrument.

     10.4 Entire Agreement. The Operative Documents contain the entire agreement between the Parties and supersede all prior agreements, arrangements and understandings relating to the subject matter thereof. There are no written or oral agreements, understandings, representations or warranties between the Parties other than those set forth in the Operative Documents.

     10.5 Rights Cumulative; Waivers. The rights of each of the Parties under this Agreement are cumulative, may be exercised as often as any Party considers appropriate and are in addition to each such Party's rights under any of the other Operative Documents or, except as otherwise modified herein, under law. The Parties may not waive or vary any right hereunder except by an express written waiver or variation. Any failure to exercise or any delay in exercising any of such rights, or any partial or defective exercise of such rights, shall not operate as a waiver or variation of that or any other such right.

     10.6 Section Headings. The section and article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     10.7 Notices. All notices and other communications hereunder shall be in writing (including a writing delivered by facsimile transmission) and shall be deemed to have been duly given (i) when delivered, if sent by registered or certified mail (return receipt requested), (ii) when delivered, if delivered personally or by telecopy or (iii) on the next business day, if sent by United States Express Mail or overnight courier, in each case to the Parties at the following addresses (or at such other addresses as shall be specified by like notice):

          If to Sellers to:

          UNITED COMPANIES FINANCIAL CORPORATION
          4041 Essen Lane
          Baton Rouge, Louisiana  70809
          Attn:  Deborah Hicks Midanek
          Facsimile No:  225-987-2449

          with copy to:

          Weil, Gotshal & Manges LLP
          767 Fifth Avenue
          New York, New York  10153
          Attention:  Marcia L. Goldstein, Esq.
          Facsimile No:  212-310-8007


          If to Purchaser to:

          AEGIS MORTGAGE CORPORATION
          11111 Wilcrest Green, Suite 250
          Houston, Texas 77042
          Attn:  D. Richard Thompson, President and
          Chief Executive Officer
          Facsimile No:  713-735-5287

          with a copy to:

          Hughes Hubbard & Reed LLP
          1775 I Street, N.W., Suite 600
          Washington, D.C.  20006
          Attn: Kathleen M. Russo, Esq.
          Facsimile No:  202-721-4646
          and

          Cerberus Partners, L.P.
          450 Park Avenue
          New York, New York  10022
          Attn:  Mark A. Neporent, Esq.
          Facsimile No:  212-935-2874

          If to Cerberus to:

          CERBERUS PARTNERS, L.P.
          450 Park Avenue
          New York, New York  10022
          Attn:  Mark A. Neporent, Esq.
          Facsimile No:  212-935-2874

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     10.9 Severability. In the case any provision in this Agreement (except for Article II hereof) shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be construed and enforced as if it had been more narrowly drawn so as not to be invalid, illegal or unenforceable, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

     10.10 Successors and Assigns. This Agreement shall be binding upon the Parties hereto and their respective successors and assigns (including, without limitation, any trustee appointed in any of the Sellers' or Related Parties' cases pending before the Bankruptcy Court) and shall inure to the benefit of the Parties hereto and their respective permitted successors and assigns. No Party may assign or delegate its rights or duties hereunder without prior written approval of each other Party and subject to applicable provisions of the Bidding Procedures Order and the Bankruptcy Court Order, and any attempted assignment or delegation without such consent or in violation of such orders shall be void.

     10.11 Exclusive Jurisdiction. The Parties hereby agree that, without limitation of any party's right to appeal any order of the Bankruptcy Court, (a) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with this Agreement, any breach of default hereunder, or the transactions contemplated herein, and (b) any and all claims, action, causes of action, suits or proceedings relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the jurisdiction of the Bankruptcy Court. The Parties further agree that service of any process, summons, notice or document by U.S. registered mail to such Party's respective address set forth in Section 19 shall be effective with respect to any matters to which it has submitted to jurisdiction as set forth above. The
Parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in the Bankruptcy Court, and irrevocably and unconditionally waives and agrees not to plead or claim in such court that any such action, suit or proceeding brought in such court has been brought in an inconvenient forum.

         IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the Parties hereto by an authorized representative, all as of the day and year first above written.

                        "PURCHASER"

                        AEGIS MORTGAGE CORPORATION

                        By:  /s/ D. RICHARD THOMPSON
                        --------------------------
                        Name:  D. Richard Thompson
                        Title: President


                        "SELLERS"

                        UNITED COMPANIES FINANCIAL CORPORATION


                        By:   /s/ MICHAEL W. TRICKEY
                        -----------------------------
                        Name: Michael W. Trickey
                        Title: Chief Financial Officer



                        UNITED COMPANIES LENDING CORPORATION


                        By:   /s/ JESSE O. GRIFFIN
                        ------------------------------
                        Name:  Jesse O. Griffin
                        Title: Sr. V/P


                        UNITED COMPANIES LENDING GROUP, INC.


                        By:  /s/ JESSE O. GRIFFIN
                        ------------------------------

                        Name:  Jesse O. Griffin
                        Title: Sr. V/P

                        "RELATED PARTIES"

         Solely with respect to the terms and provisions of Section
7.17.

                        PELICAN MORTGAGE COMPANY, INC.


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P


                        ADOBE, INC.


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P


                        ADOBE FINANCIAL, INC. I


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P


                        GINGER MAE(R), INC.


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P


                        UNICOR MORTGAGE, INC.


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P

                        SOUTHERN MORTGAGE ACQUISITION, INC.


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P


                        UNITED COMPANIES FUNDING, INC.


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P


                        GOPHER EQUITY, INC. I


                        By:     /s/ JESSE O. GRIFFIN
                        ----------------------------
                        Name:   Jesse O. Griffin
                        Title:  Sr. V/P



         Solely with respect to the terms and provisions of Sections 2.2(e) and 9.3 and Article IV hereof.

                        CERBERUS PARTNERS, L.P.

                        By:  Cerberus Associates LLC
                        Its:  General Partner

                        By:    /s/ MARK A. NEPORENT
                        ----------------------------
                        Name:  Mark A. Neporent
                        Title: V.P.

         Solely with respect to the terms and provisions of Section
7.14 hereof.

                        UNITED REALTY XII L.L.C.


                        By:    /s/ JESSE O. GRIFFIN
                        ---------------------------
                        Name:  Jesse O. Griffin
                        Title: Sr. V/P


         Solely as a party to certain of the Assumed Leases and with respect to the terms of Section 2.6 hereof.

                        UNITED COMPANIES REALTY L.L.C.


                        By:    /s/ JESSE O. GRIFFIN
                        ---------------------------
                        Name:  Jesse O. Griffin
                        Title: Sr. V/P